EXHIBIT 99.1

CTC MEDIA ANNOUNCES DEVELOPMENT OF

IN-HOUSE CREATIVE PRODUCTION CENTER

Moscow, Russia — December 23, 2013 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced the planned restructuring of its in-house television production unit and the formation of a new creative production center, build on the foundation of the Company’s StoryFirst Production unit.

The Company’s in-house production operations will be restructured in order to make the internal content creation structure more efficient, streamline and centralize the key business processes and better align the creative energy of its production teams with the current and future needs of its television channels.

Yuliana Slashcheva, CEO of CTC Media, commented: “Creative people who generate ideas for future hit shows are undoubtedly among our core assets. We are planning to continue focusing on enhancing and developing in-house creative expertise rather than growing production capacities as we believe this strategy is more attractive for the Company in the long run. This will enable us to retain maximum rights to our high-quality original programming, which in turn will allow us to monetize this content across all available platforms.”

Viacheslav Murugov, Chief Content Officer of CTC Media, Head of CTC Channel, commented: “We see that today quality Russian programming can perform better than Hollywood content. By developing internal creative resources and cooperating with promising domestic studios on the production front we will be able to maintain a variety of genres and a stable pipeline of unique quality content for each of the CTC Media’s television channels. Molodezhka (Youth Hockey League) is a successful example of a project produced in such a manner — the idea for the show originated internally while the production was implemented together with a third party Russian company, Art Pictures Vision. It is very important for us to invest into ideas and formats and to be able to choose a production company to put them into practice, extending our own library.”

In connection with this planned restructuring, the Company has concluded that the carrying value of the goodwill associated with the Company’s in-house production unit is in excess of its fair value. Accordingly, the Company will record an impairment charge in respect of substantially all of this goodwill in the fourth quarter of 2013. The carrying value of this goodwill as of September 30, 2013 was approximately $30 million.

About CTC Media, Inc.

CTC Media is a leading Russian independent media company, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia — CTC, Domashny and PERETZ — as well as Channel 31 in Kazakhstan and a TV company in Moldova with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. PERETZ is also available in Belarus. CTC Media has a number of digital entertainment media assets: videomore.ru, domashniy.ru, ctc.ru, peretz.ru. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”.  For more information on CTC Media, please visit www.ctcmedia.ru.

For further information, please contact:

Maria Starovoyt

Press Secretary

Tel: + 7 495 785 6347, ext. 1223

+ 7 (985) 763 00 85

pr@ctcmedia.ru